MOTOROLA SOLUTIONS, INC.
LISTING OF MAJOR SUBSIDIARIES
2/6/2026

EXHIBIT 21
Motorola Solutions Australia Pty. Limited	Australia
Motorola Solutions Ltda.	Brazil
Motorola Solutions Connectivity, Inc.	California, U.S.
Silvus Technologies, Inc.	California, U.S.
Avigilon Corporation	Canada
Motorola Solutions Canada Inc.	Canada
Advance Convergence Group, Inc.	Delaware, U.S.
Avigilon USA Corporation	Delaware, U.S.
AVO USA Holding 2 Corporation	Delaware, U.S.
CRFS, Inc.	Delaware, U.S.
Envysion, Inc.	Delaware, U.S.
Kodiak Networks, Inc.	Delaware, U.S.
Motorola International Network Ventures, Inc.	Delaware, U.S.
Motorola Solutions Credit Company LLC	Delaware, U.S.
Motorola Solutions Video Manufacturing, Inc.	Delaware, U.S.
Network Ventures I, Inc.	Delaware, U.S.
Openpath Security Inc.	Delaware, U.S.
Pelco, Inc.	Delaware, U.S.
RapidDeploy, Inc.	Delaware, U.S.
Rave Wireless, Inc.	Delaware, U.S.
Theatro Labs, Inc.	Delaware, U.S.
VaaS International Holdings, Inc.	Delaware, U.S.
WatchGuard Video, Inc.	Delaware, U.S.
Airwave Solutions Limited	England and Wales
Ava Security Limited	England and Wales
CRFS Limited	England and Wales
Guardian Digital Communications Limited	England and Wales
Motorola Solutions International Holding Limited	England and Wales
Motorola Solutions UK Acquisition Company Limited	England and Wales
Motorola Solutions UK Holding One Limited	England and Wales
Motorola Solutions UK Holding Two Limited	England and Wales
Motorola Solutions UK Holdings LP	England and Wales
Motorola Solutions UK Limited	England and Wales
Motorola Solutions UK One LP	England and Wales
Motorola Solutions Germany GmbH	Germany
MVConnect, Inc.	Illinois, U.S.
Motorola Solutions Ireland Limited	Ireland
Motorola Solutions Ireland Technology Limited	Ireland
Tetra Ireland Communications Limited	Ireland
Motorola Solutions Israel Limited	Israel
Motorola Solutions Malaysia Sdn. Bhd.	Malaysia
IPVideo Corporation	New York, U.S.
Secure Collateral Management, Inc.	Texas, U.S.
Twisted Pair Solutions, Inc.	Washington, U.S.